SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

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( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           AMF BOWLING, INC.
            (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                               [AMF LOGO]



                           AMF BOWLING, INC.
                             8100 AMF Drive
                        Richmond, Virginia 23111






                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 1999
                   ----------------------------------------
     The 1999 annual meeting of shareholders (the "Meeting") of AMF Bowling, Inc. (the "Company") will be held at the offices of McGuire, Woods, Battle & Boothe LLP, One James Center, 901 East Cary Street, Richmond, Virginia on Tuesday, May 4, 1999 at 9:30 a.m., Eastern Standard Time.

The purposes of the Meeting are:

     (1) To elect the Company's Board of Directors;

     (2) To consider and vote upon an amendment to the Company's 1998 Stock Incentive Plan (the "1998 Plan"), which increases the number of shares of Company Common Stock authorized for issuance under the 1998 Plan;

     (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1999; and

     (4) To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Shareholders of record at the close of business on March 8, 1999 (the "Record Date") will receive notice of and be entitled to vote at the Meeting. Copies of the annual report of the Company and the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998 are being mailed along with the Proxy Statement to each shareholder of record as of the Record Date.

     SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                        By order of the Board of Directors,



                                        /s/ Suzanne B. Roski

                                        SUZANNE B. ROSKI
                                        SECRETARY

April 2, 1999

                               AMF BOWLING, INC.
                                8100 AMF Drive
                           Richmond, Virginia 23111
                                ---------------
                                PROXY STATEMENT
                               ---------------
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 1999


SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement, along with the annual report of AMF Bowling, Inc. (the "Company") and the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998, are first being mailed to shareholders on or about April 2, 1999. The enclosed proxy is being solicited by the Board of Directors (the "Board") for use at the 1999 annual meeting of shareholders on Tuesday, May 4, 1999 at 9:30 a.m., Eastern Standard Time (the "Meeting"). In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telegraph or electronic means. Solicitation on behalf of the Company may be made by directors, officers and regular employees of the Company without compensation other than regular compensation.

     Any proxy given pursuant to this solicitation may be revoked by written notice or delivery of another proxy to the Company's Secretary at any time before it is voted. Notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked. A proxy, if executed and not revoked, will be voted FOR the election of the nominees for director named herein, FOR the proposed amendment to the Company's 1998 Stock Incentive Plan described herein and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1999, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.


COMPANY BACKGROUND

     On May 1, 1996, investors led by affiliates of Goldman, Sachs & Co. (the "Investors") acquired the stock and certain related businesses of predecessor companies of the Company (the "Acquisition"). The Company currently owns all of the outstanding capital stock of AMF Group Holdings Inc. ("Group Holdings"), which in turn owns all of the outstanding capital stock of AMF Bowling Worldwide, Inc. ("Bowling Worldwide"). The Company and Group Holdings are holding companies, whose principal assets are comprised of investments in subsidiaries. The operations of the Company, which are comprised principally of the ownership and operation of bowling centers and the manufacture and distribution of bowling equipment, are conducted through Bowling Worldwide and its subsidiaries and affiliates.

     When used in this Proxy Statement, except where the context clearly requires otherwise, the "Company" means AMF Bowling, Inc. and its subsidiaries and their combined operations.

     In connection with the Acquisition, the Investors entered into a Stockholders Agreement (the "Stockholders Agreement") described below under "Certain Relationships and Related Transactions -- Stockholders Agreement." Since the Acquisition, other shareholders of the Company, including certain members of management of the Company, participants in the Company's 1996 Stock Incentive Plan and transferees of the Company's Common Stock, $.01 par value per share (the "Common Stock"), have also executed the Stockholders Agreement. The Stockholders Agreement contains a number of provisions governing the relationships between the parties to the Stockholders Agreement and the Company, including provisions giving certain of the Investors the right to nominate certain members of the Board and requiring parties to the Stockholders Agreement to vote their shares of Common Stock in favor of the persons nominated by Investors to be directors and otherwise vote such shares on other matters in a manner not inconsistent with the terms of the Stockholders Agreement.

     On November 7, 1997, the Company's Common Stock became publicly traded as a result of a public offering (the "Initial Public Offering") and was listed on the New York Stock Exchange. As a result of the Initial Public Offering and listing, the Board undertook a number of new corporate governance initiatives, including the creation of an Audit Committee and a Compensation Committee.


VOTING RIGHTS

     On March 8, 1999 (the "Record Date"), 59,597,550 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

     Votes will be tabulated by one or more inspectors of election. The election for each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. The affirmative vote of the holders of a majority of the votes cast will be required to act on all other matters to come before the Meeting, including the approval of the proposed amendment to the Company's 1998 Stock Incentive Plan and the ratification of the appointment of Arthur Andersen LLP as the independent public accountants for the Company for 1999.

     The required quorum for the transaction of business at the Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to determining the total number of shares entitled to vote on a matter. Broker non-votes will not be considered for purposes of determining the number of shares entitled to vote with respect to the particular proposal on which the broker has expressly not voted. Neither abstentions nor broker non-votes will have any effect on the voting on the election of directors, the approval of the proposed amendment to the Company's 1998 Stock Incentive Plan or the ratification of the appointment of the Company's independent accountants since they will not represent votes cast at the Meeting for the purpose of voting on such matters.

     Parties to the Stockholders Agreement, owning an aggregate of 43,855,200 shares, or 73.6% of the outstanding Common Stock as of February 1, 1999, have agreed to vote their shares in favor of the election of the nominees for director named herein.


                        ITEM 1 -- ELECTION OF DIRECTORS

GENERAL

     The Board is constituted to include nine members, each of whom is elected to serve a one-year term or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Effective January 1, 1999, Douglas J. Stanard resigned from the Board and from all his positions with the Company and its subsidiaries. He has not been replaced and a successor for his seat on the Board has not been nominated. The Company is presently conducting a search for a new president and chief executive officer. It is anticipated that, pursuant to the bylaws, the Board will elect the new president and chief executive officer, once hired, to the seat formerly occupied by Mr. Stanard. Each present director has served on the Board since 1996. Set forth below is information about each nominee for election as a director of the Board, including his business experience for the past five years. Each of the persons nominated to serve as a director of the Company is also a director of Group Holdings and Bowling Worldwide.

     The Stockholders Agreement governs the nomination of persons to serve as directors. The nominees named below have been nominated in accordance with the terms of the Stockholders Agreement. Each nominee has agreed to serve a one-year term or until his successor is duly elected and qualified. If a nominee should become unable or unwilling prior to the Meeting to serve as a director, the Investor nominating such person to serve as a director may, subject to the Stockholders Agreement, designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee so designated. See "Certain Relationships and Related Transactions -- Stockholders Agreement."


NOMINEES FOR ELECTION AS DIRECTORS

     RICHARD A. FRIEDMAN, 41, is a Managing Director of Goldman, Sachs & Co. ("Goldman Sachs") and is co-head of the Merchant Banking Division. He joined Goldman Sachs in 1981. Mr. Friedman serves on the Boards of Directors of Carmike Cinemas, Inc., Diamond Cable Communications PLC and Polo Ralph Lauren Corporation.

     STEPHEN E. HARE, 45, was named Acting President and Chief Executive Officer of the Company on November 2, 1998 following the resignation of Douglas
J. Stanard until a successor is named. He is also the Executive Vice President and Chief Financial Officer of the Company and has served in that capacity for the Company's subsidiaries since he joined AMF in May 1996. Prior to joining AMF, Mr. Hare was Senior Vice President and Chief Financial Officer of James River Corporation of Virginia, beginning in 1992.

     TERENCE M. O'TOOLE, 40, is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1983. Mr. O'Toole serves on the Boards of Directors of Western Wireless Corporation and Amscan Holdings, Inc.

     PETER M. SACERDOTE, 61, is a limited partner in The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"). He joined Goldman Sachs in 1964 and served as a general partner from 1973 to 1990. Mr. Sacerdote serves on the Boards of Directors of Franklin Resources, Inc. and QUALCOMM, Inc.

     CHARLES M. DIKER, 64, has been a non-managing principal of Weiss, Peck & Greer, an investment management firm, since 1975. He has been Chairman of the Board of Cantel Industries, Inc. since 1986. Mr. Diker also serves on the Boards of Directors of BeautiControl Cosmetics, International Specialty Products, Data Broadcasting and Chyron Corporation.

     PAUL B. EDGERLEY, 43, has been Managing Director of Bain Capital, Inc., an investment firm, since 1993. From 1990 to 1993 he was a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a principal of Bain Capital Partners. He serves on the Boards of Directors of Steel Dynamics, Inc., GS Industries, Inc. and Sealy Mattress Company.

     HOWARD A. LIPSON, 35, is Senior Managing Director of The Blackstone Group L.P., and has been involved in that firm's principal activities since 1988. He serves on the Boards of Directors of Allied Waste Industries, Inc., Rose Hills Holdings Corp., Prime Succession, Inc., VSI Acquisition II Corporation and Ritvik Toys, Inc.

     THOMAS R. WALL IV, 40, joined Kelso & Company, L.P. in 1983 and has served as a Managing Director since 1990. Mr. Wall serves on the Boards of Directors of Consolidated Vision Group, Inc., Cygnus Publishing, Inc., iXL Enterprises, Inc., Mitchell Supreme Fuel Company, Mosler Inc., Peebles, Inc., TransDigm Inc. and 21st Century Newspapers, Inc.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.


                     MEETINGS AND COMMITTEES OF THE BOARD

COMMITTEES OF THE BOARD

     The Board has three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee. The Executive Committee is required by, and its membership is determined pursuant to, the Stockholders Agreement. See "Certain Relationships and Related Transactions -- Stockholders Agreement." The Audit and Compensation Committees were created in December 1997 following the consummation of the Initial Public Offering.

     AUDIT COMMITTEE. The members of the Audit Committee are Howard A. Lipson (Chairman) and Paul B. Edgerley. The Audit Committee, which is composed entirely of independent directors, recommends to the Board the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company.

     COMPENSATION COMMITTEE. The members of the Compensation Committee are Richard A. Friedman (Chairman), Charles M. Diker and Thomas R. Wall, IV. The Compensation Committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. A subcommittee of the Compensation Committee composed of independent directors is authorized to grant awards under and to administer the Company's 1996 Stock Incentive Plan (the "1996 Plan") and the 1998 Stock Incentive Plan (the "1998 Plan").

     EXECUTIVE COMMITTEE. The members of the Executive Committee are Richard A. Friedman (Chairman), Terence M. O'Toole and Stephen E. Hare. Subject to the Stockholders Agreement, the Executive Committee may exercise all the powers and authority of the Board (subject further to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote (as hereinafter defined) and, in the case of matters requiring a prior meeting of the Board, only after such meeting has occurred. See "Certain Relationships and Related Transactions -- Stockholders Agreement."


ATTENDANCE AT MEETINGS

     During 1998, the Board held seven meetings. The Executive Committee did not meet during 1998. The Audit Committee held two meetings in 1998. The Compensation Committee met once in 1998. All directors of the Company attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served.


COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company or affiliated with Goldman Sachs receive no compensation for service as members of the Board or committees thereof. Directors who are not officers or employees of the Company or affiliated with Goldman Sachs receive a $2,000 fee for attending each Board meeting and a $1,000 fee for attending each committee meeting. All directors' reasonable expenses for attending Board and committee meetings and related duties are reimbursed by the Company.

     Pursuant to an option agreement (the "Diker Option Agreement"), dated May 1, 1996, Mr. Diker, a director of the Company, was granted nonqualified stock options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share pursuant to the 1996 Plan. One-third of such stock options vested on May 1, 1996, one-third vested on May 1, 1997 and the remaining stock options vested on May 1, 1998. If any successor to the Company acquires all or substantially all of the business and/or assets of the Company, the Company may purchase all of the stock options then held by Mr. Diker for the fair market value of the underlying Common Stock minus the exercise price of the stock options. Mr. Diker is a party to the Stockholders Agreement and any shares of Common Stock held by Mr. Diker are subject to the terms of the Stockholders Agreement, as well as the terms of the Diker Option Agreement. See "Certain Relationships and Related Transactions -- Stockholders Agreement."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of: Richard A. Friedman (Chairman), Charles M. Diker and Thomas R. Wall, IV. Mr. Friedman was President and Chief Executive Officer of the Company until July 31, 1997, which period was prior to the Initial Public Offering. Mr. Friedman did not receive any compensation for such services. None of the members of the Compensation Committee was an officer or an employee of the Company or its subsidiaries during the last completed fiscal year. No interlocking relationship currently exists between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee, nor did any such interlocking relationship exist during 1998.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in the Common Stock by officers and directors of the Company and any persons owning more than 10% of the Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. Based solely upon its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all officers, directors and 10% shareholders complied with such filing requirements.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows for each of the three years ended December 31, 1996, 1997, and 1998, compensation paid or accrued by the Company and its predecessor to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers (the "Named Executive Officers").


                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                         ---------------------
                                                                                            AWARDS    PAYOUTS
                                                                                         ----------- ---------
                                                                                          SECURITIES
                                                                      ANNUAL              UNDERLYING
                                                                  COMPENSATION(a)           STOCK       LTIP       ALL OTHER
                                                           -----------------------------   OPTIONS    PAYOUTS    COMPENSATION
          NAME AND PRINCIPAL POSITION (b)            YEAR   SALARY ($)      BONUS ($)      (#) (c)      ($)         ($)(d)
--------------------------------------------------- ------ ------------ ---------------- ----------- --------- ---------------
Stephen E. Hare (e)                                 1998   330,000                --            --        --             --
 Acting President and Chief Executive Officer,      1997   302,500           340,000(f)     15,000        --          8,000
 Executive Vice President, Chief Financial Officer  1996   178,333           266,667(g)    105,000        --             --
 and Treasurer
John P. Watkins (h)                                 1998   101,743            49,038       100,000        --             --
 Executive Vice President/President of
 U.S. Bowling Centers
Michael P. Bardaro                                  1998   139,167            23,173        15,000        --             --
 Senior Vice President, Corporate Controller        1997   133,316           105,101        10,000        --          8,000
 and Assistant Secretary                            1996   120,958            40,076        25,000        --        168,338(i)
Douglas J. Stanard (j)                              1998   333,333                --            --        --      1,250,000
 President and Chief Executive Officer              1997   379,167           489,584(k)     25,000        --          8,000
                                                    1996   308,333           229,167       130,000        --          7,500

---------
(a) None of the Named Executive Officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus or other amounts properly reportable as other annual compensation.
(b) Richard A. Friedman, Chairman of the Board of the Company, received no compensation from the Company in 1996, 1997 and 1998, and ceased to hold the positions of Chief Executive Officer and President of the Company on July 31, 1997, at which time Mr. Stanard, who had been Chief Executive Officer of the Company's principal subsidiaries, assumed the additional titles of President and Chief Executive Officer of the Company until his resignation effective as of January 1, 1999.
(c) Options to purchase shares of Common Stock. The Company has not granted any stock appreciation rights or restricted stock.
(d) Unless otherwise indicated, All Other Compensation represents matching and profit-sharing contributions made by the Company under its 401(k) plan.
(e) Mr. Hare's employment with the Company began on May 28, 1996. Mr.
    Hare is serving as the Acting President and Chief Executive Officer of the Company until a successor to Mr. Stanard is selected. See "--Employment Agreements."
(f) Includes a special one-time bonus of $175,000 approved by the Compensation Committee for services in connection with the Initial Public Offering.
(g) Mr. Hare received two bonuses with respect to 1996, one for $166,667 and one for $100,000. See "Employment Agreements."
(h) Mr. Watkins joined the Company in September of 1998 and receives annual compensation of $300,000. See " -- Employment Agreements."
(i) Includes a special one-time bonus in the amount of $161,338 paid in 1996 by the Company's predecessor in connection with the Acquisition.
(j) Mr. Stanard resigned, effective as of January 1, 1999, from his positions as President, Chief Executive Officer and a director of the Company, and from all other positions with the Company and its subsidiaries. In connection with his resignation, Mr. Stanard was paid $1,250,000 by the Company, representing $400,000 with respect to severance and $850,000 with respect to his compliance with certain obligations under the Settlement Agreement described below. These amounts are included in the table as other compensation. See " -- Settlement Agreement".
(k) Includes a special one-time bonus of $250,000 approved by the Compensation Committee for services in connection with the Initial Public Offering.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding the granting of stock options to the Named Executive Officers in 1998 pursuant to the 1998 Plan.



                                                        INDIVIDUAL GRANTS
                                 ---------------------------------------------------------------
                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                    NUMBER OF         % OF                                             ANNUAL RATES OF
                                    SECURITIES     TOTAL STOCK                                           STOCK PRICE
                                    UNDERLYING       OPTIONS                                          APPRECIATION FOR
                                  STOCK OPTIONS    GRANTED TO      EXERCISE                          OPTION TERM (4)(5)
                                   GRANTED (#)    EMPLOYEES IN    PRICE PER       EXPIRATION     ---------------------------
              NAME                    (1)(2)         1998(3)     SHARE($/SH)         DATE            5%($)        10%($)
-------------------------------- --------------- -------------- ------------- ------------------ ------------ --------------
Stephen E . Hare ...............          --             --            --                   --           --             --
John P. Watkins ................     100,000           10.5%      $  4.06     October 28, 2008    $ 661,330    $ 1,053,060
Michael P. Bardaro .............      15,000            1.6%      $ 16.19      August 11, 2008    $ 395,577    $   629,891
Douglas J. Stanard (6) .........          --             --            --                   --           --             --

---------
(1) All stock options listed in this table were granted under the 1998 Plan. The Company did not grant any stock appreciation rights in 1998.

(2) The stock options listed in this table that remain outstanding will become 20% vested on each anniversary of the date on which the options were granted until all have vested. Mr. Watkins' options were granted on October 28, 1998 and Mr. Bardaro's options were granted on August 11, 1998. Upon an optionee's termination of employment, the portion of an option that has not yet vested will be forfeited. All options were granted at 100% of the fair market value of the Common Stock on the date of grant.

(3) In 1998, 950,400 stock options were granted under the 1998 Plan, 115,000 of which were granted to the Named Executive Officers. In 1998, no stock options were granted under the 1996 Plan to the Named Executive Officers.

(4) Potential realizable value is calculated from the exercise price per share on the date of grant for the securities underlying the stock options.

(5) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $6.6133 and $10.5306 for Mr. Watkins and $26.3718 and $41.9927 for Mr. Bardaro. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

(6) Pursuant to the terms of the Settlement Agreement, discussed below, all of Mr. Stanard's stock options were cancelled and forfeited as of November 2, 1998.


AGGREGATED STOCK OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

     The following table provides information regarding the number and value of unexercised stock options at December 31, 1998 for the Named Executive Officers. No Named Executive Officer exercised any stock options in fiscal year 1998.

                                    NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE
                                     UNEXERCISED STOCK OPTIONS AT         MONEY STOCK OPTIONS AT
                                         DECEMBER 31, 1998 (#)           DECEMBER 31, 1998($)(1)
               NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------------   -------------   ---------------   -------------   --------------
Stephen E. Hare (2) .............       45,000           75,000            $ 0           $      0
John P. Watkins (3) .............            0          100,000            $ 0           $131,500
Michael P . Bardaro (4) .........       12,000           38,000            $ 0           $      0
Douglas J. Stanard (5) ..........            0                0             --                 --

---------
(1) Based on the excess of the last sales price of the Common Stock on the New York Stock Exchange as of December 31, 1998 of $5.375 per share over the exercise price of the stock options.

(2) The exercise price of $10.00 per share with respect to all of Mr. Hare's exercisable and unexercisable stock options exceeded the last sales price of the Common Stock on the New York Stock Exchange as of December 31, 1998 of $5.375 per share.

(3) At December 31, 1998, the exercise price of all of Mr. Watkins' unexercisable stock options was $4.06 per share.

(4) The exercise price of $10.00 per share with respect to all of Mr. Bardaro's exercisable stock options, the exercise price of $10.00 per share with respect to 23,000 unexercisable stock options and the exercise price of $16.19 per share with respect to 15,000 unexercisable stock options, exceeded the last sales price of the Common Stock on the New York Stock Exchange as of December 31, 1998 of $5.375 per share.

(5) Pursuant to the terms of the Settlement Agreement, discussed below, all of Mr. Stanard's stock options were cancelled and forfeited as of November 2, 1998.


EMPLOYMENT AGREEMENTS

     Mr. Hare has an employment agreement (the "Executive Employment Agreement") with the Company and Bowling Worldwide for an employment period ending on May 28, 1999. Under his Executive Employment Agreement, Mr. Hare holds the positions of Chief Financial Officer of Bowling Worldwide and Executive Vice President, Chief Financial Officer and Treasurer of the Company and is serving as Acting President and Chief Executive Officer of the Company until a successor to Mr. Stanard is selected. Mr. Hare's annual base salary under his Executive Employment Agreement is $300,000. On December 1, 1997 the Board raised his salary to $330,000. The Executive Employment Agreement provides for the payment of an annual bonus if certain operational and financial targets, determined by the Board of Directors of Bowling Worldwide (the "Targets"), are attained, and Mr. Hare may earn a smaller annual bonus if less than 100% but more than 90% of the Targets are attained.

     The Executive Employment Agreement provides for payment of accrued compensation, continuation of certain benefits and payment of a portion of Mr. Hare's bonus (if the applicable Targets are later met) following termination of employment by Bowling Worldwide under certain circumstances. The Executive Employment Agreement further provides for a severance payment equal to Mr. Hare's annual base salary if termination by Bowling Worldwide is not due to death or disability. Mr. Hare's employment will be deemed to have been terminated by Bowling Worldwide if all or substantially all of the stock or assets of Bowling Worldwide are sold or disposed of to an unaffiliated third party and the executive is not thereafter employed by the Company or one of its continuing affiliates; however, neither the Company nor Bowling Worldwide will have any obligations with respect to accrued salary, continuation of benefits, allocated portion of bonus and, if applicable, severance payments to Mr. Hare upon termination of his employment if he is hired by the purchaser of Bowling Worldwide's stock or assets, or if his employment is continued by Bowling Worldwide.

     Mr. Hare purchased 150,000 shares of Common Stock (the "Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to the Company and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Hare and the Company. In addition, Mr. Hare was granted stock options to purchase 105,000 shares of Common Stock. Unless sooner exercised or forfeited as provided, Mr. Hare's stock options expire on May 28, 2006. To the extent not inconsistent with the Executive Employment Agreement, such stock options are governed by the 1996 Plan. Twenty percent of Mr. Hare's stock options vested on May 28, 1997, twenty percent vested on May 28, 1998 and another twenty percent will vest on each May 28 thereafter through the year 2001. If any successor to the Company or Bowling Worldwide acquires all or substantially all of the business and/or assets of the Company or Bowling Worldwide, the Company may purchase all of the Purchased Stock held by Mr. Hare for its fair market value, and any stock options then held by him for the fair market value of the underlying Common Stock less the exercise price of the stock options.

     John P. Watkins, Executive Vice President of the Company and President, U.S. Bowling Centers, has an employment agreement with the Company and receives compensation consisting of salary and an incentive bonus if certain financial targets, determined by the Board, are met. Mr. Watkins' annual base salary under his employment agreement is $300,000. Mr. Watkins' employment agreement provides for the payment of a bonus from September 8 through December 31, 1998 on a pro rata basis equal to 50% of his annual base salary. Mr. Watkins was granted stock options to purchase 100,000 shares of Common Stock on the same vesting schedule as other employees. The employment agreement further provides for a severance payment if the Company terminates Mr. Watkins' employment for any reason other than cause equal to (i) two years of salary if terminated up to December 31, 1998, (ii) his salary through December 31, 2000 if terminated during 1999, and (iii) one year of salary if terminated from and after January 1, 2000.

     See " -- Settlement Agreement" below for a discussion of Mr. Stanard's resignation from the Company and the termination of his executive employment agreement.

SETTLEMENT AGREEMENT

     Mr. Stanard resigned from his positions as Chief Operating Officer of Bowling Worldwide, President and Chief Executive Officer of the Company and from all other positions with the Company and its subsidiaries effective as of January 1, 1999 (the "Resignation"). Prior to the Resignation, Mr. Stanard had an executive employment agreement with the Company and Bowling Worldwide for an employment period ending on May 1, 1999. Under the terms of the employment agreement, Mr. Stanard received an annual base salary of $350,000, which was raised to $400,000 on June 1, 1997, and was eligible to receive an annual bonus if certain operational and financial targets were attained. Mr. Stanard received no such bonus for 1998. Mr. Stanard's employment agreement also provided for payment of accrued compensation and continuation of certain benefits following termination of his employment by Bowling Worldwide under certain circumstances and a severance payment equal to his annual base salary if termination was not due to death or disability. Pursuant to his employment agreement, Mr. Stanard purchased 150,000 shares of Common Stock for $500,000 in cash plus a non-recourse promissory note for $1,000,000 payable to the Company and secured by such Common Stock which was pledged pursuant to a stock pledge agreement between Mr. Stanard and the Company. In addition, Mr. Stanard was granted stock options to purchase 130,000 shares of Common Stock.

     Pursuant to the terms of a settlement agreement (the "Settlement Agreement") executed in connection with the Resignation, dated as of November 2, 1998, by and among Mr. Stanard, the Company and Bowling Worldwide, the Company paid Mr. Stanard (i) $400,000 as severance under his executive employment agreement and (ii) $850,000 in consideration of his compliance with certain obligations under the Settlement Agreement, including non-competition and non-solicitation provisions, and obligations to cooperate with information requests from the Company and to reasonably assist the Company with respect to pending and future dispute resolutions. In addition, Mr. Stanard transferred all of his Common Stock to the Company in exchange for the cancellation of his non-recourse promissory note. Pursuant to the Settlement Agreement, all stock options previously granted to Mr. Stanard were cancelled and forfeited as of November 2, 1998, and Mr. Stanard will be subject to non-competition and non-solicitation provisions for two years following his date of termination.


REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") reviews, and subject to Board ratification, approves actions regarding the Company's executive compensation program. The program is designed to attract, motivate and retain the executive management necessary to enhance the profitability of the Company and increase shareholder value. The program provides executives with:

   1.  A competitive base salary;

   2. Variable pay opportunities that subject a significant portion of the executive's total compensation to attainment of specific performance criteria;

   3. Total compensation that appropriately rewards attainment of both short and long-term goals; and

   4. Stock options which link management incentives to increases in shareholder value.

     The objective of the program is to pay total compensation commensurate with the Company's performance as compared to a peer group of companies. The program has three elements: base salary, annual bonus and stock incentive award. The Committee supports executive stock ownership as a means to link management and shareholder interests.

     BASE SALARY. Base salaries for 1998 were set at levels consistent with the average base salaries for executives with comparable positions in a group of peer companies. The peer group consisted of location-based entertainment companies. The Committee reviews the base salary of senior officers every 12 months.

     ANNUAL BONUS. The annual bonus for 1998 was based on yearly performance objectives. Program participants included executives and key management employees. The Chief Executive Officer approved the amount of the potential bonuses and the targeted performance goals for participants. For each performance objective, a performance range and potential payout from a threshold to a maximum was determined. The Committee reviewed and approved objectives, performance targets and potential payouts for the Chief Executive Officer and Chief Financial Officer. The Executive Committee of the Board ratified the objectives and targets for the potential bonus for the Chief Executive Officer. The 1998 annual performance objectives for the Chief Executive Officer and other participants included performance against a projected budget target and individual performance measures. The 1998 annual bonus for business unit participants included the same types of objectives at the business unit level. In 1998, each participant's award contained minimum operating cash flow and revenue levels that had to be achieved before any bonus was paid. During 1998, bonus opportunities generally represented between 10% and

75% of a participant's total compensation. Bonus payments in 1998 were substantially reduced because the Company did not achieve budgeted performance targets for 1998.

     STOCK INCENTIVE AWARDS. The Committee will continue to include equity-based compensation for participants in the Company's compensation structure. The Committee believes that stock compensation will provide additional incentive to participants to focus on enhancements to shareholder value.

     CHIEF EXECUTIVE OFFICER. Prior to his Resignation, Mr. Stanard participated in each of the compensation programs available to executives but did not participate in any decisions regarding the setting of his own compensation. Other aspects of Mr. Stanard's compensation are described under the caption "Settlement Agreement." Mr. Standard's base salary was based on the same market criteria used for other senior officers and was ratified by the Executive Committee. Mr. Stanard's base salary for 1998 was slightly below average, based on national survey data that included data for companies in the peer group described above. Mr. Stanard received none of the total potential bonus under the 1998 annual bonus program. Mr. Stanard resigned from his positions with the Company and its subsidiaries effective as of January 1, 1999. In connection with such Resignation, Mr. Stanard received certain payments from the Company as described in " -- Settlement Agreement" above.

     Mr. Hare became Acting President and Chief Executive Officer of the Company effective November 2, 1998 with compensation continuing at the same levels as before such date. Mr. Hare received none of the potential bonus under the 1998 annual bonus program. The Board has directed the Executive Committee to search for a new president and chief executive officer to replace Mr. Stanard. The Company anticipates the compensation for the new president and chief executive officer will include a base salary, bonus and stock incentive award and will be at levels consistent with comparable positions in a group of peer companies.

     COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE. The Company's compensation philosophy is to have a large percentage of potential total compensation based on Company performance. Section 162(m) of the Internal Revenue Code (the "Code") provides generally that compensation paid to each of the Company's Chief Executive Officer and the other four most highly compensated officers of the Company in excess of $1 million is not deductible. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met, including shareholder approval. In the future, the Committee will take actions to maximize the effectiveness of the Company's compensation programs and preserve tax deductibility to the extent consistent with the best interests of the Company and its shareholders.

   The Compensation Committee submits this Report.


                                         Richard A. Friedman, Chairman
                                         Charles M. Diker
                                         Thomas R. Wall, IV

         SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below reflects the number of shares of Common Stock beneficially owned as of February 1, 1999 by (i) each director of the Company, (ii) each Named Executive Officer, (iii) the directors and executive officers as a group and (iv) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding equity securities. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned. Unless otherwise noted, the address of the beneficial owner is c/o the Company, 8100 AMF Drive, Richmond, Virginia 23111.



                                                                               NUMBER OF
                                                                                 SHARES
                                                                              BENEFICIALLY
                                                                              OWNED AS OF
                                                                              FEBRUARY 1,     PERCENT OF
                         NAME OF BENEFICIAL OWNER                             1999 (1)(3)     CLASS (2)
--------------------------------------------------------------------------   -------------   -----------
DIRECTORS:
Richard A. Friedman (3) ..................................................            --            *
Terence M. O'Toole (4) ...................................................            --            *
Peter M. Sacerdote (5) ...................................................            --            *
Charles M. Diker (6) .....................................................       248,680            *
Paul B. Edgerley (7) .....................................................            --            *
Howard A. Lipson (8) .....................................................            --            *
Thomas R. Wall, IV (9) ...................................................            --            *
Stephen E. Hare** (10) ...................................................       195,000            *
NAMED EXECUTIVE OFFICERS:
John P. Watkins ..........................................................            --            *
Michael P. Bardaro (11) ..................................................        12,200            *
Douglas J. Stanard (12) ..................................................            --            *
All directors and executive officers as a group (11 persons) (13) ........       455,880          0.8%
BENEFICIAL OWNERS OF MORE THAN 5%:
The Goldman Sachs Group (14) .............................................    30,836,593         51.0%
Blackstone Group (as hereinafter defined) (15) ...........................     5,762,805          9.7%
Kelso (as hereinafter defined) (16) ......................................     5,762,805          9.7%
Baron Capital Group, Inc. and certain affiliates (17) ....................    11,936,700         20.0%

---------
  * Less than 1%
 ** Mr. Hare is also a Named Executive Officer
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or are exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The table above does not include the Company's zero coupon convertible debentures (the "Debentures") which are convertible, at the option of the holder at any time prior to maturity (unless previously redeemed or otherwise purchased by the Company), into Common Stock at the rate of 8.6734 shares per $1,000 principal amount at maturity of the Debentures.
(2) Based on 59,597,550 shares of Common Stock outstanding and warrants (with respect to Goldman Sachs) to purchase 870,000 shares of Common Stock outstanding as of February 1, 1999.
(3) Mr. Friedman, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.
(4) Mr. O'Toole, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.
(5) Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.
(6) Includes 100,000 shares which may be acquired upon the exercise of stock options within 60 days and 85,880 shares held by his spouse and trusts for his children, as to which he disclaims beneficial ownership.

(7) Mr. Edgerley, who is (i) a Managing Director of the general partner of the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. and (ii) a general partner of BCIP Associates and BCIP Trust Associates, L.P., disclaims beneficial ownership of the shares owned by those entities (collectively, "Bain"). Bain Capital Fund V, L.P. owns 402,002 shares, Bain Capital Fund V-B, L.P. owns 1,055,469 shares, BCIP Associates owns 193,031 shares and BCIP Trust Associates, L.P. owns 78,340 shares.
(8) Mr. Lipson, who is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, "Blackstone Group"), disclaims beneficial ownership of the shares owned by Blackstone Group.
(9) Mr. Wall, who is (i) a general partner of Kelso Partners V, L.P., the general partner of Kelso Investment Associates V, L.P. ("KIA V") and
      (ii) a general partner of Kelso Equity Partners V, L.P.("KEP V," and together with KIA V, "Kelso"), disclaims beneficial ownership of the shares owned by KIA V and KEP V.
(10) Includes 45,000 shares which may be acquired upon the exercise of stock options within 60 days.
(11) Includes 12,000 shares which may be acquired upon the exercise of stock options within 60 days.
(12) Mr. Stanard transferred all of his Common Stock to the Company, as of January 4, 1999, in exchange for the cancellation of a non-recourse promissory note referred to under "Executive Compensation -- Settlement Agreement". In addition, all stock options previously granted to Mr. Stanard were cancelled and forfeited as of November 2, 1998.
      See " -- Settlement Agreement".
(13) Includes an aggregate of 157,000 shares which may be acquired upon the exercise of stock options within 60 days.
(14) Of the total number of shares which may be deemed to be beneficially owned by The Goldman Sachs Group, 19,317,476 are owned by GS Capital Partners II, L.P., 7,679,488 shares are owned by GS Capital Partners II Offshore, L.P., 712,530 shares are owned by Goldman Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II (Germany) C.L.P., 451,922 shares are owned by Stone Street Fund 1995, L.P., 772,645 shares are owned by Stone Street Fund 1996, L.P., 508,546 shares are owned by Bridge Street Fund 1995, L.P. and 523,986 shares are owned by Bridge Street Fund 1996, L.P. (collectively, "GSCP"). The Goldman Sachs Group owns an aggregate principal amount at maturity of $343,074,000 of the Debentures, which are convertible into 2,975,618 shares of Common Stock. In addition, The Goldman Sachs Group beneficially owns warrants to purchase 870,000 shares of Common Stock, which were issued upon the closing of the Acquisition. GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., GS Capital Partners II (Germany), C.L.P., Stone Street Fund 1995, L.P., Stone Street Fund 1996, L.P., Bridge Street Fund 1995, L.P. and Bridge Street Fund 1996, L.P., are investment partnerships. Affiliates of The Goldman Sachs Group are the general, managing general or managing partners of all such partnerships and have full voting and investment power with respect to the holding of such partnerships. Excludes certain shares of Common Stock in client accounts managed by Goldman Sachs (the "Managed Accounts"). Each of Goldman Sachs and The Goldman Sachs Group disclaims beneficial ownership of the Common Stock in the Managed Accounts. The address of The Goldman Sachs Group is 85 Broad Street, New York, New York 10004.
(15) Of the total number of shares beneficially owned by Blackstone Group, 4,141,761 shares are owned by Blackstone Capital Partners II Merchant Banking Fund L.P., 1,210,342 shares are owned by Blackstone Offshore Capital Partners II L.P. and 410,702 shares are owned by Blackstone Family Investment Partnership II L.P. The address of Blackstone Group is 345 Park Avenue, New York, New York 10154.
(16) Of the total number of shares beneficially owned by Kelso, 5,409,974 shares are owned by KIA V and 352,831 are owned by KEP V. Kelso owns an aggregate principal amount at maturity of $79,993,000 of the Debentures, which are convertible into 693,811 shares of Common Stock. The address of each such shareholder is c/o Kelso & Company, Inc., 320 Park Avenue, 24th Floor, New York, New York 10022. Due to their common control, KIA V and KEP V could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares beneficially owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.
(17) Based solely on information provided to the Company by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF") and Ronald Baron as of February 1, 1999. BAMCO and BCM are subsidiaries of BCG. BAF is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. Of the total number of shares beneficially owned by Baron, 286,000 shares are owned by BCG, 286,000 shares are owned by BCM and 286,000 shares are owned by Ronald Baron. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 24th floor, New York, New York 10153.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

     On April 30, 1996, the Company, GSCP, Blackstone Group, Kelso, Bain (Bain, together with Blackstone Group and Kelso, the "Governance Investors"), Citicorp North America, Inc. ("Citicorp"), Mr. Diker (Mr. Diker, together with Blackstone Group, Kelso, Bain and Citicorp, the "Investors"), certain current and former members of management (the "Management Investors," and, with GSCP and the Investors, the "Stockholders") entered into a Stockholders Agreement, which regulates the relationship among the Company and the Stockholders. Subsequently, Mr. Hare and other members of management who received stock option awards under the 1996 Plan and certain other members of management have become parties to the Stockholders Agreement as additional Management Investors and Stockholders. The following discussion summarizes the terms of the Stockholders Agreement that the Company believes are material to holders of Common Stock. This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, which was filed with the Securities and Exchange Commission on November 3, 1997 as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-34099).

     The Stockholders Agreement confers on GSCP the right to increase or decrease the Board from its initial size of nine members. GSCP has the right to nominate five directors and to nominate a majority (not limited to a simple majority) of the members of the Board, so long as GSCP and its Permitted Transferees (as hereinafter defined), as they currently do, hold a majority of the outstanding shares of Common Stock. Each Governance Investor has the right to nominate, subject to GSCP consent, one member of the Board, so long as the number of shares of Common Stock held by it and certain of its permitted transferees under the Stockholders Agreement, as it currently is, is equal to at least one-half of the sum of (i) the number of shares initially purchased by it and its Permitted Transferees plus (ii) the number of additional shares that the Governance Investor was required to purchase pursuant to the "overcall" provisions of the Stockholders Agreement (in each case, subject to appropriate adjustments). If a Governance Investor is no longer entitled to nominate a director, the director is required to resign or be subject to removal by the shareholders. Each of GSCP and each Governance Investor has the right to recommend removal, with or without cause, of any director nominated by it, in which case such director is required to resign immediately or be subject to removal by the shareholders. In the event of death, removal or resignation of a director nominated by a Governance Investor, so long as the Governance Investor continues to have the right to nominate a director for such position, the Governance Investor has the right to nominate (subject to GSCP consent) a director to fill the vacancy created. A quorum may be constituted by a majority of the number of directors then in office, but not less than one-third of the whole Board, including at least one GSCP director.

     The Stockholders Agreement provides for the continual existence of an Executive Committee, consisting of two GSCP-nominated directors and the President and Chief Executive Officer. Mr. Hare is serving on the Executive Committee as Acting President and Chief Executive Officer until the Company hires a new president and chief executive officer. The Executive Committee may exercise all the powers and authority of the Board (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote (as defined below) and, in the case of matters which under the Stockholders Agreement require a prior meeting of the Board, only after such meeting has occurred. A "Special Vote" is required for (i) the issuance of capital stock below fair market value, (ii) the grant or issuance of options or warrants exercisable or exchangeable for more than 2,877,151 shares, (iii) entering into certain transactions with affiliates of GSCP and (iv) amendments to the Stockholders Agreement, the Certificate of Incorporation or By-Laws, which would adversely affect the rights and obligations of Blackstone Group or Kelso; provided, that any amendment affecting a Stockholder differently from any other Stockholder requires such Stockholder's approval. Matters requiring a Special Vote must be approved by a majority of the GSCP directors who are partners or employees of Goldman Sachs and who are not employees of the Company and its subsidiaries, and at least one director nominated by Blackstone Group or Kelso (if there is one serving at such time.)

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed (i) to appear in person or by proxy at any shareholder meeting for the purpose of obtaining a quorum, (ii) to vote its shares of Common Stock, at any shareholder meeting called for the purpose of voting on the election or removal of directors, in favor of the election or removal of directors, as applicable, in accordance with the provisions described in the second preceding paragraph,
(iii) otherwise to vote its shares of Common Stock at shareholder meetings in a manner consistent with the Stockholders Agreement, (iv) not to grant any proxy or enter into any voting trust with respect to the Common Stock it holds or enter into any shareholder agreement or arrangement inconsistent with the provisions of the Stockholders Agreement and (v) not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of Common Stock in any manner inconsistent with the Stockholders Agreement.

     The Stockholders Agreement provides that in the event a Stockholder determines to sell its shares of Common Stock (subject to certain exceptions, including sales of shares made through a broker under Securities and Exchange Commission Rule 144), such Stockholder must give the other Stockholders notice thereof and such other Stockholders must have the opportunity to sell a pro rata share of their Common Stock in such a sale. Moreover, in the event Stockholders owning 51% or more of the outstanding Common Stock propose to sell all of the Common Stock held by such Stockholders pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, such Stockholders will have the right, under certain circumstances, to require the other Stockholders to sell the equity securities of the Company held by such other Stockholders in such sale on the same terms and conditions and at the same price as the Stockholders proposing to sell.

     The foregoing rights and obligations will terminate upon the first to occur of: (i) GSCP, the Investors and their permitted transferees under the Stockholders Agreement (the "Permitted Transferees") holding in the aggregate less than 50% of the sum of (a) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately after giving effect to the transactions contemplated by the subscription agreement (the "Subscription Agreement") entered into on the same date and by the same parties as the Stockholders Agreement, except for the Management Investors, and (b) the number of additional shares of Common Stock, if any, issued pursuant to the "overcall" provisions of the Stockholders Agreement and (ii) GSCP, the Investors and their Permitted Transferees holding in the aggregate less than 40% of the fully diluted shares of Common Stock then outstanding. Notwithstanding these provisions, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of the Company as a result of which the Stockholders and their Permitted Transferees own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate.


REGISTRATION RIGHTS AGREEMENT

     The Company and the Stockholders entered into a Registration Rights Agreement on April 30, 1996 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, (i) each of Blackstone Group (as a group), Kelso (as a group) and Bain (as a group) may make one demand (subject to certain exceptions) of the Company to register shares of Common Stock held by such group and (ii) GSCP may make up to five demands (subject to certain exceptions) of the Company to register shares of Common Stock held by it, in each case, so long as (a) the aggregate offering price for the shares to be sold is at least $50 million and (b) shares representing at least 5% of the sum of (1) the number of shares of Common Stock purchased by GSCP prior to execution of the Subscription Agreement, (2) the number of shares of Common Stock issued pursuant to the Subscription Agreement and (3) the number of shares (subject to adjustment) of Common Stock purchased by the Stockholders pursuant to the "overcall" provisions of the Stockholders Agreement are being registered. Upon a demand for registration by any of GSCP, Blackstone Group, Kelso or Bain, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights which allow each of them to include all or a portion of their shares of Common Stock under a registration statement filed by the Company, subject to certain exceptions and limitations.


TRANSACTIONS WITH MANAGEMENT AND OTHERS; CERTAIN BUSINESS RELATIONSHIPS

     Messrs. Friedman and O'Toole, each of whom is a Managing Director of Goldman Sachs, and Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, are directors of the Company, Group Holdings and Bowling Worldwide. Mr. Friedman is also Chairman of the Company. Goldman Sachs and its affiliates together currently beneficially own a majority of the outstanding shares of Common Stock. See "Securities Owned by Management and Certain Beneficial Owners." Goldman Sachs and its affiliates were the initial purchasers of the debt issued by Bowling Worldwide in connection with financing the Acquisition. Goldman Sachs also served as financial advisor to the owners of the Company's predecessor in connection with the Acquisition.

     Goldman Sachs acted as the Company's lead initial purchaser of the 1998 offering of the Debentures and received underwriting fees of $5.4 million.

     Under a credit agreement, amended and restated as of November 7, 1997 among Bowling Worldwide, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, Citibank, N.A. and its affiliates Citicorp Securities, Inc. and Citicorp USA, Inc. and certain other banks, financial institutions and institutional lenders, executed in connection with the Initial Public Offering, as since amended (the "Credit Agreement"), Goldman Sachs Credit Partners, L.P. acted as Syndication Agent, Goldman Sachs Credit Partners, L.P. and Citicorp Securities, Inc. acted as Arrangers, and Citibank, N.A. is acting as Administrative Agent and Citicorp USA, Inc., is acting as Collateral Agent with respect to a revolving credit and term loan facility extended to Bowling Worldwide in an amount up to $810.3 million. In 1998, total fees paid to Goldman Sachs Credit

Partners, L.P. for services under the Credit Agreement were approximately $300,000. Such entity was also reimbursed for expenses incurred in connection with its services.

     Bowling Worldwide and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs was retained as Bowling Worldwide's financial advisor to provide investment banking and financial advisory services, including in connection with any acquisitions, dispositions or financings. Pursuant to the engagement, Bowling Worldwide has agreed to reimburse Goldman Sachs for its out-of-pocket expenses and indemnify Goldman Sachs in connection with its services arising under the engagement.

     The Company also entered into two interest rate cap agreements with Goldman Sachs Capital Markets, L.P. ("GSCM"), an affiliate of Goldman Sachs, both of which were executed to hedge the Company's exposure to fluctuations in the interest rates applicable to borrowings under the Credit Agreement. The Company paid a fee of $50,000 to GSCM in connection with the first of these transactions executed on March 31, 1998, which capped 3-month LIBOR on $200 million principal amount of debt at 7.0% until March 31, 1999. The Company paid a fee of $15,000 to GSCM in respect of the second transaction executed on October 30, 1998, which capped 3-month LIBOR on $150 million in debt at 6.5% until December 31, 1999.

     See "Executive Compensation -- Employment Agreements" and " -- Settlement Agreement" for a discussion of arrangements under which the Company loaned money to Messrs. Stanard and Hare on a non-recourse basis to enable them to purchase shares of Common Stock and "Executive Compensation -- Settlement Agreement" for a discussion of the arrangement under which Mr. Stanard's loan was cancelled in connection with his resignation.

                               PERFORMANCE GRAPH

     The graph below compares the cumulative annual total shareholder return on the Common Stock with the cumulative annual total shareholder return of the published Standard and Poor's 500 Stock Index and an index of a group of peer companies selected by the Company for the period commencing November 4, 1997, the date of the Initial Public Offering, and ending December 31, 1998. The graph assumes an investment of $100 in the Company's Common Stock and each of the indices at the market close on November 4, 1997 and the reinvestment of all dividends. The companies included in the peer group are AMC Entertainment Inc., Carmike Cinemas, Inc., Dave & Buster's Inc., Family Golf Centers, Inc., GC Companies, Inc., IMAX Corporation, The Mills Corporation, Premier Parks Inc. and Vail Resorts, Inc. The Company is not included in the peer group index. In calculating the annual cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies. Historic stock price performance is not indicative of future stock price performance.

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG AMF BOWLING, INC., THE S&P 500 INDEX
                                AND A PEER GROUP

                                    [GRAPH]



*ASSUMES $100 INVESTED ON 11/4/97 IN STOCK OR INDEX--
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEARS ENDING DECEMBER 31.

                                          11/4/97    12/31/97   12/31/98
                                       ------------ ---------- ---------
        AMF Bowling, Inc .............   $ 100.00      114.94     23.56
        S&P 500 Stock Index ..........   $ 100.00      103.30    132.82
        Peer Group Index .............   $ 100.00       95.48    103.69

                             ITEM 2 -- APPROVAL OF
                 AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN TO
               INCREASE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

SUMMARY OF THE AMENDMENT

     The Board of Directors has adopted an amendment to the 1998 Stock Incentive Plan (the "1998 Plan") which increases the number of shares of Company common stock ("Common Stock") authorized for issuance under the 1998 Plan. The 1998 Plan currently permits two million shares of Common Stock to be issued. In addition to the two million shares reserved under the 1998 Plan, any shares that are not issued under the AMF Bowling, Inc. 1996 Stock Incentive Plan (the "1996 Plan"), or that are subject to 1996 Plan awards that expire or terminate, may be issued under the 1998 Plan. As of March 8, 1999, there were a total of 1,378,301 shares of Common Stock available for issuance under the 1998 Plan.

     The amendment authorizes an additional two million shares to be issued under the 1998 Plan. This will increase the number of shares that may be issued under the 1998 Plan to four million (excluding those shares that may be available under the 1996 Plan). The Board of Directors believes that this increase will help the Company to retain and attract the high caliber of employees that are essential to the Company's success and will permit the Company to grant stock options and other types of awards to a broader base of employees than was contemplated at the time the 1998 Plan was first adopted. The amendment is attached to this Proxy Statement as Exhibit A.


SUMMARY OF THE PLAN

     The 1998 Plan is administered by a subcommittee of the Compensation Committee called the Stock Option Plan Subcommittee (the "Committee"). The Committee is composed of independent directors. Employees who have directly affected or are expected to directly affect the management, growth and profitability of the Company are eligible to receive awards under the 1998 Plan. The Committee has the power and complete discretion to select eligible employees to receive awards, and to determine the type, terms and conditions of the awards. The Committee may delegate to the Chief Executive Officer the power to select which employees will receive awards, the type of awards, the time when awards are granted, the number of shares of Common Stock allocated to awards and the terms of awards, except to the extent that such a delegation would prevent compliance with Rule 16b-3 of the Securities and Exchange Commission ("Rule 16b-3"), the Internal Revenue Code (the "Code"), or other applicable laws or regulations. Actions taken by the Chief Executive Officer pursuant to such a delegation must be ratified by the Committee. The Company has approximately 800 employees who would currently be eligible to receive awards under the 1998 Plan.

     As noted above, the Board of Directors proposes to increase the total number of shares of Common Stock available for issuance under the 1998 Plan by from two million shares to four million shares. The 1998 Plan will continue to permit shares that are not issued under the 1996 Plan, or that are subject to awards under the 1996 Plan that expire or terminate, to be issued under the 1998 Plan. Shares allocated to awards under the 1998 Plan which are later forfeited, expire or otherwise terminate (including shares subject to stock appreciation rights that are exercised for cash) may again be used for awards under the 1998 Plan. No more than two hundred thousand shares of Common Stock may be allocated under the 1998 Plan to awards granted to a participant in any year. The Board or the Committee may adjust the number or kind of shares which may be issued under the 1998 Plan in the event of a merger, reorganization, consolidation, recapitalization, spinoff, stock dividend, stock split, reverse stock split, extraordinary distribution with respect to the Common Stock or other change in corporate structure affecting the Common Stock. The Common Stock is traded on the New York Stock Exchange. On March 8, 1999 the closing price for the Common Stock was $4 5/16.

     The 1998 Plan permits the Committee to grant stock options to eligible employees. Stock options may be either incentive stock options (which are subject to favorable tax treatment under the Code) or nonqualified stock options (which are not subject to such treatment). Stock appreciation rights may be granted with respect to all or any part of a stock option, and also are subject to terms and conditions set by the Committee. Stock appreciation rights may only be granted in connection with a stock option.

     The exercise price of a nonqualified stock option must be at least 90% of the fair market value of the Common Stock on the date that the stock option is granted. The exercise price of an incentive stock option must be at least 100% of the fair market value of the Common Stock on the date that the stock option is granted (or 110% of fair market value in the case of a grant to an employee who is a 10% shareholder of the Company). The value of incentive stock options that can be exercised by a participant for the first time in any calendar year under the 1998 Plan, or under any similar plan maintained by the Company (including the 1996 Plan), is limited to $100,000. The Committee may set the term of a stock option, which may not be longer than ten years (or five years in the case of a 10% shareholder). If the Committee does not set the term of a stock option, the term will be ten years.

     The Committee may grant a stock appreciation right in connection with all or any part of a stock option. A stock appreciation right entitles the participant to receive an amount equal to the excess of (i) the fair market value of the Common Stock covered by the stock appreciation right over (ii) the price of the Common Stock on the date the stock appreciation right was granted. The stock appreciation right can be paid in stock or cash, or both. The Committee may also grant shares of Common Stock that are subject to certain terms and conditions ("Restricted Stock"). Employees who receive Restricted Stock may not sell or transfer the Restricted Stock until the restrictions have been met, and if the restrictions are not met, the Restricted Stock will be forfeited. Unless otherwise provided in the Restricted Stock agreement, the Stockholders Agreement or any other agreement, a holder of Restricted Stock will have all the rights of a Company shareholder holding the same class or series of Common Stock, including the right to vote the shares and the right to receive cash dividends and distributions. At the time an award is granted under the 1998 Plan or at any time thereafter, the Committee may also grant to the participant the right to receive a cash payment for the purpose of assisting the participant to pay applicable payroll taxes on the award, subject to such terms and conditions as the Committee may impose.

     The following stock option grants have been made under the 1998 Plan:
Stephen E. Hare (acting President and Chief Executive Officer, Executive Vice President, Chief Financial Officer and Treasurer), no option grants; John P. Watkins (Executive Vice President/President of U.S. Bowling Centers), options to acquire 100,000 shares; Michael P. Bardaro (Senior Vice President, Corporate Controller and Assistant Secretary), options to acquire 15,000 shares; Douglas
J. Stanard (former President and Chief Executive Officer), no option grants; all executive officers as a group, options to acquire 115,000 shares; all employees as a group (including all current officers who are not executive officers), options to acquire 1,025,400 shares. No stock options have been granted under the 1998 Plan to any director, any nominee for election as a director, or to any associates of directors, executive officers or nominees for election as a director. No other person has received 5% or more of the total options that have been awarded under the 1998 Plan. As of March 8, 1999, 88,250 stock options have been forfeited under the 1998 Plan.

     Stock options are not transferable other than (i) by will or by the laws of descent or distribution, or (ii) in the case of a nonqualified stock option, pursuant to a qualified domestic relations order (as defined in the Employee Retirement Income Security Act of 1974) or under such other circumstances as may be determined by the Committee in its discretion. Incentive stock options may only be transferred by will or by the laws of descent and distribution. Participants cannot sell, transfer or pledge shares of Restricted Stock until the shares become unrestricted, as provided in the Restricted Stock agreement.

     Upon a change of control, and unless otherwise provided in a participant's award agreement or the Stockholders Agreement, all stock options and stock appreciation rights outstanding immediately prior to the change of control will become fully vested and exercisable (to the full extent of the original grant). Also, upon a change of control, the restrictions applicable to Restricted Stock will lapse and such Restricted Stock will become fully vested, free of restrictions and transferable to the full extent of the portion of the grant that had not previously been forfeited.

     The 1998 Plan was approved by the Board and by a Special Vote (as required by the Stockholders Agreement) on March 6, 1998 and was approved by shareholders on May 19, 1998. The amendment to the 1998 Plan was approved by the Board and by a Special Vote (as required by the Stockholders Agreement) on February 25, 1999. The 1998 Plan will terminate ten years after the date on which the Board approved it, unless the 1998 Plan is sooner terminated. The Board may amend or terminate the 1998 Plan as it deems advisable. However, if and to the extent required by the Code, shareholders must approve amendments that would (i) increase the number of shares of Common Stock that are reserved and available for issuance under the 1998 Plan, (ii) materially change the requirements for eligibility to participate in the 1998 Plan, or (iii) materially increase the benefits that eligible employees may receive under the 1998 Plan. The Board may amend the 1998 Plan as necessary and without shareholder approval to ensure that the 1998 Plan continues to comply with Rule 16b-3 or to cause incentive stock options to meet the requirements of the Code and applicable regulations. The Board may unilaterally amend any award as necessary to ensure that it continues to comply with Rule 16b-3, or to cause incentive stock options to meet the requirements of the Code and regulations promulgated thereunder.


FEDERAL INCOME TAX CONSEQUENCES

     A participant generally will not incur federal income tax when he or she is granted a nonqualified stock option, an incentive stock option or a stock appreciation right. Upon exercise of a nonqualified stock option or a stock appreciation right, the participant will be treated, in most circumstances, as having received ordinary income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the exercise price. This income is subject to income tax withholding by the Company. When a participant exercises an incentive stock option, he or she generally will not recognize taxable income, unless the participant is subject to the alternative minimum tax, subject to satisfying applicable holding period requirements.

     A participant will generally not incur federal income tax when he or she is granted Restricted Stock. When the restrictions imposed on the Restricted Stock lapse, the participant will be treated as having received ordinary income equal to the fair market value of the Restricted Stock on the date the restrictions lapsed. A participant may make a special election under the Code to be taxed on the fair market value of the Restricted Stock at the time the Restricted Stock is granted. If such an election is made, the participant generally will not be taxed when the restrictions on the Restricted Stock later lapse. Income recognized by a participant in connection with Restricted Stock is subject to income tax withholding by the Company.

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonqualified stock options and stock appreciation rights, and upon the lapse of restrictions on Restricted Stock. No deduction is allowed in connection with an incentive stock option unless the employee disposes of the Common Stock received upon exercise in violation of certain holding period requirements. There also may be circumstances when a deduction is not allowed for certain transfers of Common Stock or payments to participants upon the exercise of an award that has been accelerated as a result of a change of control.

     Section 162(m) of the Code imposes a $1 million limit on the amount of the annual compensation deduction allowable to a publicly-held company with respect to the compensation paid to its chief executive officer and each of its other four most highly compensated officers. An exception to this limit is provided for performance-based compensation if certain requirements are met. The 1998 Plan permits the Committee to grant nonqualified stock options and stock appreciation rights that will qualify for this exception from the deduction limit, and to qualify incentive stock options under the exception to the extent ordinary income is recognized under such options.

     This summary of federal income tax consequences of stock options, stock appreciation rights and Restricted Stock is not complete. State, local and foreign income taxes may also be applicable to awards and to transactions involving awards.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE AMF BOWLING, INC. 1998 STOCK INCENTIVE PLAN.


                     ITEM 3 -- RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     Acting upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as the Company's independent public accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1999. Arthur Andersen LLP has served as the Company's independent public accountants since the Acquisition in 1996. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent public accountants in maintaining the integrity of Company financial controls and reporting. A representative of Arthur Andersen LLP is expected to be present at the Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions that may be asked by shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR 1999.

                           ITEM 4 -- OTHER BUSINESS

     At this time, the Company knows of no other matters to be brought before the Meeting, but if other matters properly come before the Meeting, your proxy may be voted by the persons named in it in such manner as they deem to be in the best interest of the Company and its shareholders.


SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2000 ANNUAL MEETING

     Proposals that any shareholder desires to have included in the proxy statement for the 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices no later than December 3, 1999. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ADDRESSED ENVELOPE. THE SHARES REPRESENTED BY EACH PROXY SO SIGNED AND RETURNED WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDERS' DIRECTIONS.


                                      By Order of the Board

                                      /s/ Suzanne B. Roski

                                      SUZANNE B. ROSKI
                                      SECRETARY

April 2, 1999

                                   EXHIBIT A




                                   AMENDMENT
                                    TO THE
                               AMF BOWLING, INC.
                           1998 STOCK INCENTIVE PLAN



     THIS AMENDMENT to the AMF Bowling, Inc. 1998 Stock Incentive Plan (the "Plan") is made pursuant to the authority under Section 10 of the Plan for the Board of Directors to amend the Plan. The Plan is hereby amended by deleting the first sentence of Section 3(a) of the Plan and replacing it with the following new sentence:

   The total number of shares of Common Stock reserved and available for grant under the Plan shall be four million shares (4,000,000).

REVOCABLE PROXY                                          [AMF BOWLING INC. LOGO]


                                AMF BOWLING, INC.

             Annual Meeting of Shareholders--May 4, 1999, 9:30 a.m.
                                One James Center
                              901 East Cary Street
                            Richmond, Virginia 23219

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael P. Bardaro, Daniel McCormack and Suzanne
B. Roski and each of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of AMF Bowling, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held May 4, 1999 at 9:30 a.m., and at any adjournment or postponement thereof.

Items 1, 2, and 3 are more particularly described in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on May 4, 1999. The undersigned hereby acknowledges receipt of the Proxy Statement, the Annual Report to Shareholders and the Company's Annual Report on Form 10-K.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

             (Continued and to be dated and signed on reverse side)

--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED         Please mark
AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO        your votes as    [x]
CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY        indicated in
WILL BE VOTED "FOR" ITEMS (1), (2) AND (3) AND, IN        this example
THE PROXIES' DISCRETION, ON ANY OTHER MATTERS
COMING BEFORE THE MEETING.








(1) Election of Directors                    NOMINEES: Richard A. Friedman, Stephen E. Hare, Terence M. O'Toole, Peter M. Sacerdote,
                                             Charles M. Diker, Paul B. Edgerley, Howard A. Lipson and Thomas R. Wall, IV

    FOR all nominees        WITHHOLD
    listed to the right    AUTHORITY         INSTRUCTION:  To withhold authority to vote for any individual nominee, write that
    (except as marked    to vote for all     nominee's name in the space provided below.
    to the contrary)    listed to the right

        [    ]              [     ]           ---------------------------------------------------------------------------------

(2) Approval of an amendment to             (3) Ratification of the appointment of Arthur   (4) In their discretion, the proxies
    the Company's 1998 Stock Incentive          Andersen LLP as independent public              are authorized to vote upon
    Plan, which increases the number of         accountants for the Company for 1999.           such other matters as may properly
    shares of Company Common Stock                                                              come before the meeting or any
    authorized for issuance under the                                                           adjournment or postponement thereof.
    1998 Stock Incentive Plan.



       FOR   AGAINST   ABSTAIN                      FOR   AGAINST    ABSTAIN

      [   ]   [   ]     [   ]                      [   ]   [   ]      [    ]

                                                                                   Please date this Proxy Card and sign your name
                                                                                   exactly as it appears hereon. Where there is
                                                                                   more than one owner, each should sign. When
                                                                                   signing as an attorney, administrator, executor,
                                                                                   guardian or trustee, please add your title as
                                                                                   such. If executed by a corporation, this Proxy
                                                                                   card should be signed by a duly authorized
                                                                                   officer. If executed by a partnership, please
                                                                                   sign in partnership name by authorized persons.


                                                                                   Dated_______________________________,1999

                                                                                   _________________________________________

                                                                                   _________________________________________

                             (Continued from other side)                           Please promptly mark, sign, and mail this Proxy
                                                                                   Card in the enclosed envelope. No postage is
                                                                                   required.
------------------------------------------------------------------------------------------------------------------------------------

                                             ^FOLD AND DETACH HERE^
